EXHIBIT (99.2)


         THIS WARRANT AGREEMENT (the "Agreement") is dated as of May 13, 1997 and entered into by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), and The Procter & Gamble Company, an Ohio corporation ("Procter & Gamble").

          WHEREAS, the Company proposes to issue to Procter & Gamble, or its designee, Common Stock Purchase Warrants, as hereinafter described (the "Warrants"), to purchase shares of Common Stock, $.001 par value (the "Common Stock"), of the Company (the Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"), pursuant to a Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement").

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

          SECTION 1. Warrant Certificates. The certificates evidencing the Warrants (the "Warrant Certificates") to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in EXHIBIT A attached hereto.

          SECTION 2. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by its Secretary or an Assistant Secretary under its corporate seal. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary, or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be delivered or disposed of he shall have ceased to hold such office.

          In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been disposed of by the Company, such Warrant Certificates nevertheless may be delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

          SECTION 3. Registration. The Company shall number and register the Warrant Certificates in a register as they are issued.

          SECTION 4. Registration of Transfers and Exchanges. The Company shall from time to time register the transfer of any outstanding Warrant Certificates in a Warrant register to be maintained by the Company upon surrender of such Warrant Certificates accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled and disposed of by the Company.

          The Warrant holders agree that each certificate representing Warrant Shares will bear the following legend:

         "THIS WARRANT AND THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL, IN THE CASE OF THE SHARES, SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR, IN THE CASE OF THIS WARRANT AND THE SHARES, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

          The Warrant holders further agree that they shall not offer, sell, or otherwise transfer the Warrants or Warrant Shares in violation of the foregoing legend.

          Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be cancelled and disposed of by the Company.

          In the event that a holder of Warrants (a "Selling Holder") desires to transfer all or any part of its ownership of Warrants, the Company shall have the following right of first refusal exercisable in connection with any such transfer. The Selling Holder shall give the Company written notice specifying the identify of the proposed purchasers, the number of Warrants to be sold, the proposed purchase price, and the terms of the proposed purchase (the "Notice"). The Company shall have fifteen (15) days from the date of receiving the Notice within which to exercise the right to acquire all or part of the Warrants that are being offered at the price and upon the terms set forth in the Notice. Such right shall be exercisable by written notice to the Selling Holder. If the Company elects to purchase all or any part of the Warrants described in the Notice, the Selling Holder shall consummate such transaction within thirty (30) days form the date of the Notice, provided, in the event that the Company elects to exercise its right to purchase part of the Warrants proposed to be sold in the Notice, that such purchase would not decrease the price of each remaining Warrant proposed to be sold in the Notice. If the Company does not elect to purchase all or any part of such offered Warrants, then within sixty (60) days from the date of the Notice, the Selling Holder may transfer all or part of such Warrants to the proposed purchaser(s) on the terms and at the purchase price specified in the Notice.

          Subject to the foregoing right of first refusal of the Company and the provisions of this Agreement, any holder may transfer all or any part of its ownership of Warrants, provided that such sale, assignment, pledge, mortgage, transfer or other disposition is not being made to an entity in the pharmaceutical or biotechnology business, unless more than 50% of the voting control of such entity is owned by the transferring holder. Notwithstanding the foregoing, any holder of Warrants may transfer its Warrants to any wholly-owned affiliate or subsidiary of such holder, whether now in existence or hereafter created, formed or organized.

          SECTION 5. Warrants; Exercise of Warrants. A Warrant may be exercised upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 13 hereof) of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc., and upon payment to the Company of the exercise price (the "Exercise Price") which will be set forth in Warrant Certificate, a form of which is attached hereto as Exhibit A, subject to adjustment pursuant to Section 10, for the number of Warrant Shares in respect of which such Warrants then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check payable to the order of the Company.

          Subject to the provisions of Section 6 hereof, upon such surrender of Warrants and payment of the Exercise Price the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in Section 11; provided, however, that if any reclassification, consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (l) of Section 10 hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence together with cash as provided in Section 11. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

          The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section and of Section 2 hereof.

          All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its office.

          SECTION 6. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants.

          SECTION 7. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

          SECTION 8. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of the Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all the outstanding Warrants.

          The Company or, if appointed, the transfer agent for the Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 12 hereof.

          Before taking any action which would cause an adjustment pursuant to
Section 10 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

          The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all documentary stamp taxes, liens, charges and security interests with respect to the issue thereof.

          SECTION 9. Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

          SECTION 10. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 10. For purposes of this
Section 10, "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount, including, without limitation, the Class A Common Stock, par value $.001, of the Company.

          (a) Adjustment for Change in Capital Stock.

          If the Company:

          (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

          (2) subdivides its outstanding shares of Common Stock into a greater number of shares; or

          (3) combines its outstanding shares of Common Stock into a smaller number of shares;

then the Exercise Price in effect immediately prior to such action shall then be adjusted in accordance with the formula:

                                    0
                                   ---
                        E1 = E x A

Where:

         E1 =  the adjusted Exercise Price

         E =   the current Exercise Price

         O = the number of shares of Common Stock outstanding prior to such action

         A = the number of shares of Common Stock outstanding immediately after such action

          In the case of a dividend or distribution the adjustment shall become effective immediately after the record date for determination of holders of shares of Common Stock entitled to receive such dividend or distribution, and in the case of a subdivision or combination, the adjustment shall become effective immediately after the effective date of such corporate action.

          If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege, the number of shares issuable upon such exercise, and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 10.

          Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) Adjustment for Rights Issue.

          If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them at any time after the record date mentioned below to purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in SECTION 10(f)) per share of Common Stock on that record date, the Exercise Price shall be adjusted in accordance with the formula:

                                        N x P
                                    O + -----
                                        M
                             E1 = E x -----
                                      O + N

where:

          E1 = the adjusted Exercise Price.

          E = the current Exercise Price.

          O = the number of shares of Common Stock outstanding on the record date.

          N = the number of additional shares of Common Stock issuable upon exercise of the rights, options or warrants offered.

          P = the exercise price per share of the additional shares issuable upon exercise of the rights, options or warrants.

          M = the Current Market Price per share of Common Stock on the record date.

          The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

          (c) Adjustment for other Distributions.

          If the Company distributes to all holders of its Common Stock any of its assets (including but not limited to securities and cash), debt securities, capital stock, or any rights or warrants to purchase assets, debt securities, capital stock, or other securities of the Company, the Exercise Price shall be adjusted in accordance with the formula:

                                     M - F
                            E1 = E x _______
                                       M

where:

          E1 = the adjusted Exercise Price.

          E = the current Exercise Price.

          M = the Current Market Price per share of Common Stock on the record date mentioned below.

          F = the fair market value on the record date of the assets, debt securities, capital stock or rights or warrants applicable to one share of Common Stock. The Board of Directors shall determine the fair market value.

          The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

          This subsection does not apply to (i) dividends, distributions, combinations or issuances referred to in subsection (a) of this Section 10, (ii) rights, options or warrants referred to in subsection (b) of this Section 10, or
(iii) non-extraordinary quarterly cash dividends distributed to all holders of Common Stock.

          (d) Adjustment for Common Stock Issue.

          If the Company issues shares of Common Stock for a consideration per share less than the Current Market Price per share of Common Stock on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted in accordance with the formula:

                                               P
                                          O + ____
                                               M
                                     E1 = E x
                                              _____
                                               A

where:

          E 1= the adjusted Exercise Price.

          E = the then current Exercise Price.

          O = the number of shares outstanding immediately prior to the issuance of such additional shares.

          P = the aggregate consideration received for the issuance of such additional shares.

          M = the Current Market Price per share of Common Stock on the date of issuance of such additional shares.

          A = the number of shares outstanding immediately after the issuance of such additional shares.

          The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

          This subsection (d) does not apply to:

          (1) the exercise of Warrants,

          (2) rights, options, warrants or other distributions referred to in subsections (b), (c) or (e) of this Section 10,

          (3) Common Stock issued to the Company's directors, employees and non-employee service providers under bona fide benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (d),

          (4) Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting, or

          (5) issuances of shares of Common Stock for a consideration per share less than 100%, but greater than 92%, of the Current Market Price per share of Common Stock on the date the Company fixes the offering price of such additional shares.

          (e) Adjustment for Convertible Securities Issue.

          If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this Section 10) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the Current Market Price per share of Common Stock on the date of issuance of such securities, the Exercise Price shall be adjusted in accordance with this formula:

                                                P
                                          O + _____
                                                M
                                   E1 = E x _______
                                            O + D

where:

          E1 = the adjusted Exercise Price.

          E = the then current Exercise Price.

          O = the number of shares outstanding immediately prior to the issuance of such securities.

          P = the aggregate consideration received for the issuance of such securities.

          M = the Current Market Price per share of Common Stock on the date of issuance of such securities.

          D = the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

          The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

          If all of the Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion or exchange of such securities.

          This subsection (e) does not apply to convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting, nor does this subsection apply to issuances of any securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than 100%, but greater than 92%, of the Current Market Price per share of Common Stock on the date of issuance of such securities.

          (f) Current Market Price.

          As used in this Agreement, the "Current Market Price" means the average (rounded to the nearest cent) of the Quoted Price of the Common Stock for the 30 consecutive trading days commencing 45 trading days before (and not including) the date in question. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock as reported by Nasdaq National Market, or if the Common Stock is listed on a national securities exchange, the last reported sales price of the Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the Current Market Price on the basis of such quotations as it in good faith considers appropriate.

          (g) Consideration Received.

          For purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this Section 10, the following shall apply:

          (1) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

          (2) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a Board resolution; and

          (3) in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

          (h) When De Minimis Adjustment May Be Deferred.

          No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

          All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

          (i) When No Adjustment Required.

          No adjustment need be made for a transaction referred to in subsections (a), (b), (c), (d) or (e) of this Section 10 if Warrant holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

          No adjustment need be made for any issuances pursuant to the Securities Purchase Agreement dated May 13, 1997.

          No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

          No adjustment need be made for a change in the par value or no par value of the Common Stock.

          If the Company distributes or issues rights to all holders of its Common Stock pursuant to a shareholder rights plan, then no adjustment shall be made pursuant to this SECTION 10 upon such distribution or issuance if, upon exercise of the Warrants, each holder thereof receives the same type and number of unexpired rights it would have received (as adjusted for any event described in Section 10(a) or 10(l)) had it exercised its Warrants, and been a holder of the Warrant Shares issuable upon exercise thereof, prior to the record date for such distribution or issuance.

          To the extent Warrants become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

          (j) Notice of Adjustment.

          Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 12 hereof.

          (k) Voluntary Reduction.

          The Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period; provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock.

          Whenever the Exercise Price is reduced pursuant to subsection 10(k), the Company shall mail to Warrant holders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period it will be in effect.

          A reduction of the Exercise Price does not change or adjust the Exercise Price otherwise in effect for purposes of subsections (a), (b), (c),
(d) and (e) of this Section 10.

          (l) Reorganization of Company.

          If any reclassification of the Common Stock of the Company or any consolidation or merger of the Company with another entity, or the sale or lease of all or substantially all of the Company's assets to another entity shall be effected in such a way that holders of the Common Stock of the Company shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition precedent to such reclassification, consolidation, merger, sale or lease, lawful and adequate provisions shall be made whereby the Warrant holder shall thereafter have the right to purchase and receive upon the basis and the terms and conditions specified in this Agreement and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable in such reclassification, consolidation, merger, sale or lease with respect to or in exchange for the number of shares of Common Stock purchasable and receivable upon the exercise of the rights represented hereby had such rights been exercised immediately prior thereto, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Warrants to the end that the provisions hereof (including without limitation provisions for adjustments of the Exercise Price and of the number of shares of Common Stock purchasable and receivable upon the exercise of the Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such reclassification, consolidation, merger, sale or lease, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such reclassification, consolidation or merger or the corporation purchasing or leasing such assets shall assume by a supplemental Warrant Agreement, executed and mailed or delivered to the holders of the Warrants at the last address thereof appearing on the books of Company, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

          If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

          If this subsection (l) applies, subsections (a), (b), (c), (d) and (e) of this Section 10 do not apply.

          (m) Company Determination Final.

          Any determination that the Company or the Board of Directors must make pursuant to this Section 10 is conclusive.

          (n) When Issuance or Payment May Be Deferred.

          In any case in which this Section 10 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 11; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

          (o) Adjustment in Number of Shares.

          Upon each adjustment of the Exercise Price pursuant to this SECTION 10, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

                                               E
                                     N1 = N x ____
                                               E1

where:

          N1 = the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

          N = the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

          E1 = the adjusted Exercise Price.

          E = the Exercise Price prior to adjustment.


          (p) Form of Warrants.

          Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

          SECTION 11. Fractions Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this SECTION 11, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Price on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

          SECTION 12. Notices to Warrant Holders. Upon any adjustment of the Exercise Price pursuant to Section 10, the Company shall promptly thereafter (i) cause to be filed with the Company a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

          In case:

          (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

          (b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of earnings or earned surplus or dividends or distributions payable in shares of Common Stock); or

          (c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of all or substantially all of the properties and assets of the Company, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (e) the Company proposes to take any action that would require an adjustment in the Exercise Price pursuant to subsections (a), (b), (c), (d) or
(e) of Section 10 and if the Company does not arrange for Warrant holders to participate pursuant to subsection (i) of Section 10, or if the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (l) of Section 10, then the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 20 days (or 10 days in any case specified in clauses (a), (b) or (c) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

          Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

          SECTION 13. Notices to Company and Warrant Holder. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission (with receipt confirmed), or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:


If to the Company:
             Regeneron Pharmaceuticals, Inc.
             777 Old Saw Mill River Road
             Tarrytown, New York 10591-6707
             Attn: Corporate Secretary
             Telecopy No.: (914) 347-2113

With a copy to:
             Regeneron Pharmaceuticals, Inc.
             777 Old Saw Mill River Road
             Tarrytown, New York 10591-6707
             Attn: General Counsel
             Telecopy No.: (914) 345-7721


If to Warrant Holder:
             The Procter & Gamble Company
             One Procter & Gamble Plaza
             Cincinnati, Ohio 45202
             Attn:   President


With a copy to:
             Procter & Gamble Pharmaceuticals, Inc.
             Blue Ash Office Center
             10200 Alliance Road
             Cincinnati, Ohio 45242-4716
             Attn:   Associate General Counsel

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          SECTION 14. Supplements and Amendments. The Company may not supplement or amend this Agreement without the prior written approval of the holders of Warrant Certificates affected by such supplement or amendment.

          SECTION 15. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.

          SECTION 16. Termination. This Agreement shall terminate at 5:00 p.m., New York time on the fifth anniversary of the issuance of the final Warrant issued pursuant to the Securities Purchase Agreement dated May 13, 1997. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised.

          SECTION 17. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

          SECTION 18. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

          SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                         REGENERON PHARMACEUTICALS, INC.


                              /S/LEONARD S. SCHLEIFER
                         By: --------------------------------------------
                         Name:  Leonard S. Schleifer
                         Title: President and Chief Executive Officer




---------------------------
Seal


Attest:  ______________________
         Secretary



                          THE PROCTER & GAMBLE COMPANY


                               /S/G. GILBERT CLOYD
                          By:_________________________________
                          Name:   G. Gilbert Cloyd
                          Title:  President




---------------------------
Seal


Attest:  ______________________
         Secretary

                                                                    EXHIBIT A

                          [Form of Warrant Certificate]

THIS WARRANT AND THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL, WITH RESPECT TO THE SHARES, SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR, WITH RESPECT TO THIS WARRANT OR THE SHARES, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

EXERCISABLE ON OR BEFORE 5:00 P.M., NEW YORK TIME, _______________, 20__

No.                                                                     ______
Warrants


                               Warrant Certificate

                         REGENERON PHARMACEUTICALS, INC.

          This Warrant Certificate certifies that The Procter & Gamble Company., or registered assigns, is the registered holder of _____ Warrants expiring _____, 20__ (the "Warrants") to purchase Common Stock, $.001 par value (the "Common Stock"), of Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"). Each Warrant entitles the holder to receive from the Company upon exercise on or before 5:00 p.m. New York Time on _____ __, 20__, one fully paid and nonassessable share of Common Stock (a "Warrant Share") at the initial exercise price (the "Exercise Price") of $____ payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price as defined in the Securities Purchase Agreement at the office of the Company designated for such purpose, subject to the conditions set forth herein and in the Warrant Agreement referred to herein.

          No Warrant may be exercised after 5:00 p.m., New York Time on _____, 200__, and to the extent not exercised by such time such Warrants shall become void.


                                       A-1



          The Warrants evidenced by this Warrant Certificate are issued pursuant to a Warrant Agreement dated as of May 13, 1997 (the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. This Warrant is being issued pursuant to the Securities Purchase Agreement dated May 13, 1997.

          Warrants may be exercised at any time on or before 5:00 p.m., New York time on ____ __, 20__. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

          The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

          The holders of Warrants are entitled to certain registration rights with respect to the Common Stock purchasable upon exercise thereof. Said registration rights are set forth in full in a Registration Rights Agreement dated as of May 13, 1997, between the Company and Procter & Gamble. A copy of the Registration Rights Agreement may be obtained by the holder hereof upon written request to the Company.

          Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

          Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.




                                       A-2



          The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

          This Warrant Certificate shall not be valid unless countersigned by the Company, as such term is used in the Warrant Agreement.

          This Warrant Certificate shall not be offered, sold or otherwise transferred in violation of the legend on the first page hereof.


          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary and has caused its corporate seal to be affixed hereunto or imprinted hereon.


Dated:  ____ , ____


                                      REGENERON PHARMACEUTICALS, INC.



                                      By:  _________________________________
                                           Name:
                                           Title:



                                      By:  __________________________________
                                           Name:
                                           Title:


                                       A-3






                         [Form of Election to Purchase]

                    (To Be Executed Upon Exercise Of Warrant)


          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _________ shares of Common Stock and herewith tenders payment for such shares to the order of REGENERON PHARMACEUTICALS, INC. in the amount of $_____ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _____________, whose address is ______________ and that such shares be delivered to ________________ whose address is ____________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of [ ], whose address is ___________________, and that such Warrant Certificate be delivered to _________________, whose address is
__________________.

                                  Signature: ______________________________

Date:    __________


                                  Signature Guaranteed: _____________________